Exhibit 10.4

Notice of Grant of Restricted Stock Units [and Nonqualified Stock Options]
[Name]
Subject to the terms and conditions of the 2010 Value Creation Rewards Plan and the 2014 Equity Incentive Plan (the “Plans”) the Award Agreements, and the Summary of Performance Objectives accompanying this Notice, you have been granted an award of Restricted Stock Units [and Nonqualified Stock Options] (“Awards”) as follows:

Grant Date:	January 11, 2017
Number of Shares:
Your Awards consist of the following:
          Restricted Stock Units (each a “Unit”) [1]
          Restricted Stock Units (ROIC) (each a “Unit”) [2]
          Restricted Stock Units (EPS) (each a “Unit”) [3]
[          Nonqualified Stock Options (NQSO) (each an “Option”)]

Vesting Schedule:	Your Units and Options will be subject to vesting on the third anniversary of the Grant Date.
Settlement:
You will receive one Share for each Unit that vests in accordance with the terms and conditions described in the Award Agreements, the Summary of Performance Objectives (if applicable), this Notice of Grant, and the Plan. The Committee may, however, in its sole discretion, determine instead to settle Units that vest in cash. Payment for Shares purchased upon the exercise of Options may be made in cash, by tendering previously acquired Shares, by cashless exercise (including by withholding Shares deliverable upon exercise or through a broker-assisted arrangement to the extent permitted by applicable law), or by a combination of these methods.

This Notice of Grant, the Award Agreement and the Summary of Performance Objectives describe your Awards and the terms and conditions of your Awards. To ensure you fully understand these terms and conditions, you should:

•	Read the Plans carefully to ensure you understand how the Plans works; and

•	Read this Notice of Grant and the corresponding Award Agreements and Summary of Performance Objectives carefully to ensure you understand the nature of your Awards and what you must do to earn them.
You may contact Katie Pickle, Global Total Rewards Manager, by telephone ((832) 663-3107) or email (Katie.Pickle@aschulman.com) if you have any questions about your Awards or the Award Agreements.

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1 Determined by (i) multiplying $[______] (the target dollar amount used to determine your total Awards for fiscal year 2017) by .25, and (ii) dividing the result in (i) by $34.32, the average reported closing price of a Share during the 30-day period ending on the last trading day prior to the Grant Date. The resulting number of Units were rounded to the nearest multiple of 10.
2 Determined by multiplying the number of Restricted Stock Units determined in note 1 times [2][4].
3 Determined by multiplying the number of Restricted Stock Units determined in note 1 times 2.